Exhibit 99.1

Receptos Announces Appointment of Erle T. Mast as Director

San Diego, CA, July 22, 2013 — Receptos, Inc. (Nasdaq: RCPT), a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases, today announced the appointment of Erle T. Mast as a director of the Company.  Mr. Mast will serve as a Class I director with a term of office expiring at the first annual meeting of stockholders following the date of his appointment.  Mr. Mast will also serve as a member of the Company’s Audit Committee.  Mr. Mast is a co-founder of Clovis Oncology, Inc. and has served as its Executive Vice President and Chief Financial Officer since 2009.  Previously, Mr. Mast served in the same role at Pharmion Corporation, beginning in 2002.  From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals, Inc. and its successor, Elan Corporation.  From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business unit for Elan.  From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals.  Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast also serves on the board of directors Zogenix, Inc.  Mr. Mast received a B.Sc. in business administration from California State University Bakersfield.

Faheem Hasnain, President and Chief Executive Officer of the Company, said, “We are pleased to welcome Erle to the Receptos Board of Directors.  He has extensive experience in the biotechnology industry and financial expertise with life science companies.  We expect that Erle will provide valuable strategic contributions as a Board member and we look forward to working with him.”

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com